UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2013

BioPower Operations Corporation

(Exact name of registrant as specified in its charter)

Commission File Number 000-53274

Nevada	27-4460232
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1000 Corporate Drive, Suite 200, Fort Lauderdale, Florida 33334

(Address of principal executive offices)

Issuer’s telephone number, including area code: +1 954 202 6660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

During the preparation process for the Company’s 2012 Annual Report on Form 10-K, errors were identified in the Company’s previously unaudited consolidated financial statements for the quarters ended February 29, 2012, May 31, 2012 and August 31, 2012 (collectively, the “Relevant Periods”) related to the Company’s accounting for a non-operating consulting advisory agreement executed in February 2012 with a non-refundable payment (“the Consulting Agreement”) and common stock authorized but not issued during the three quarters. In the third quarter, the Company did a loan transaction with a related escrow requirement. The escrow agent did not complete the transaction.

Management is still determining the impact of these restatements on the relevant quarterly periods. The areas that could potentially be affected include all financial statements for the quarters.

The effects of all restatements are reflected on the 10-K filed March 18th.

On March 15, 2013, the Audit Committee of the Company’s Board of Directors determined that the Company’s unaudited interim financial statements for the quarters ended February 29, 2012, May 31, 2012 and August 31, 2012 should no longer be relied upon. The Company will determine the impact on each of the quarters when we re-file the restated quarterly reports as soon as possible.

As a result of the occurrence of the aforementioned restatement, our management has determined that as of November 30, 2012, there was a material weakness in our internal controls over financial reporting as a result of our inability to properly determine the timing of the revenue recognition of the non-refundable payments made pursuant to the non-operating Consulting Agreement, the effect of common stock authorized but not issued and a loan cost of an incomplete escrow arrangement. The Company is currently evaluating what, if any, curative steps it needs to implement to avoid such determinations in the future.

The Audit Committee has discussed with its independent public accounting firm the matters disclosed in this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

      Letter from Berman & Co to the SEC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioPower Operations Corporation

	By:	/s/ Robert D. Kohn
Robert D. Kohn, Chief Executive Officer
Date: March 18, 2013